HUSSMAN STRATEGIC ADVISORS, INC. CODE OF ETHICS

July 20, 2000

Last revised November 1, 2022

INTRODUCTION

Hussman Strategic Advisors, Inc. (“Hussman”) has adopted this Code of Ethics (“Code”). This Code pertains to Hussman’s investment advisory services to Hussman Investment Trust, a registered management investment company (the “Funds”), and other Hussman clients, if any were to ever exist (together with the Funds, the “Clients”). Hussman has a fiduciary duty to the Clients that requires individuals associated with Hussman to act for the benefit of the Clients. Potential conflicts of interest may arise in connection with the personal trading activities of Hussman personnel. This Code establishes standards and procedures designed to prevent improper personal trading, to identify conflicts of interest, and to provide a means to resolve actual or potential conflicts of interest.

In addition to its specific prohibitions, this Code prohibits conduct made unlawful under Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”). Rule 17j-1 makes it unlawful for a person to take the following actions in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Funds:

1.	To employ any device, scheme, or artifice to defraud a Client;

2.	To make any untrue statement of a material statement to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business that operates, or would operate, as a fraud or deceit on the Funds; or

4.	To engage in any manipulative practice with respect to the Funds.

Hussman requires that its personnel adhere to this Code as a basic condition of employment at Hussman. If you have any questions about the propriety of any activity, you should consult with the Compliance Officer or other responsible Hussman personnel.

SECTION 1. DEFINITIONS

All terms defined by reference to Rule 17j-1 shall have the same meaning as they have in the Rule and the 1940 Act and shall be interpreted as modified by or interpreted by orders of the Securities and Exchange Commission (the “Commission”), by rules, regulations, or releases adopted, or issued, by the Commission, or other interpretative releases or letters issued by the Commission or its staff.

(a)	Access Person includes any director, officer, general partner or Advisory Person of Hussman.

(b)	Advisory Person has the same meaning as in Rule 17j-1 and includes:

(i)	any employee of Hussman (or of any company in a Control relationship to Hussman) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)	any natural person in a Control relationship to Hussman who obtains information concerning recommendations made with regard to the purchase or sale of Covered Securities.

(c)	Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) for the purposes of Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), as amended. Generally, a person is considered the beneficial owner of securities if the person has a pecuniary interest in the securities and includes securities held by members of the person’s immediate family sharing the same household (includes a dependent residing at college), or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains from such securities benefits substantially equivalent to those of ownership.

(d)	Compliance Officer is the person or persons appointed by Hussman to approve and to review any transaction by an Access Person or Investment Personnel as required by this Code and to review reports required to be filed by Access Persons under this Code. Brooke Steinau has been appointed to serve as Compliance Officer.

(e)	Control has the same meaning as in Section 2(a)(9) of the 1940 Act and generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(f)	Covered Security is a security as defined in section 2(a)(36) of the 1940 Act and includes any option to purchase or sell a security or index, but does not include:

(i)	direct obligations of the United States Government;

(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	shares issued by any open-end investment company (other than the Funds and exchange-traded funds).

(g)	Initial Public Offering has the same meaning as in Rule 17j-1 and is an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.

(h)	Investment Personnel has the same meaning as in Rule 17j-1 and includes:

(i)	any employee of Hussman (or of any company in a Control relationship to Hussman) who, in connection with his or her regular functions or duties, makes, or participates in making recommendations, regarding the purchase or sale of securities by or on behalf of a Client; and

(ii)	any natural person who Controls Hussman and who obtains information concerning recommendations made regarding the purchase or sale of securities by or on behalf of a Client.

(i)	Limited Offering has the same meaning as in Rule 17j-1 and is an offering that is exempt from registration under Sections 4(2) or 4(6) or under rules 504, 505, or 506 under 1933 Act.

SECTION 2. POLICIES

(a)	General. It is the policy of Hussman that no Access Person shall engage in any act, practice, or course of conduct that would violate this Code. Each Access Person has the responsibility of ensuring that all personal trading and other professional activities comply with the policies in this Code.

(b)	Access Person Transactions. An Access Person must wait two full business days after the last purchase or sale of a Covered Security for any Client before engaging in a personal trade in the same security. Before executing any transaction in a Covered Security, the Access Person must verify with the Compliance Officer that no trading in the security has either occurred in the previous two business days or is anticipated during the next two business days by submitting to, and obtaining the signature of, the Compliance Officer the Verification Form (in the sample form attached as Exhibit A). This paragraph (b) is not applicable to transactions for a Client account that is a private investment partnership or company, regardless of whether or not Access Persons have any Beneficial Ownership in such Client; provided that such transactions are not effected on a basis more favorable than those of other clients, including the Funds.

(c)	Exempted Transactions. The prohibitions of paragraph (b) of this section shall not apply to the following transactions:

(i)	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (i.e. passively managed accounts managed on your behalf by a professional asset management firm unless the Access Person has provided a suggestion or direction to purchase or sell a particular security or direction as to the particular allocation of investment in the accounts, dependent’s individual investment account while residing at college);

(ii)	purchases or sales that are nonvolitional on the part of the Access Person;

(iii)	purchases that are part of an automatic dividend reinvestment plan;

(iv)	purchases or sales of a stock index futures contract or an option on such a futures contract or stock index;

(v)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(vi)	sales effected pursuant to a tender offer or similar transaction involving an offer to acquire all or a significant portion of a class of securities;

(vii)	purchases or sales receiving prior approval in writing from the Compliance Officer (a) as only remotely potentially harmful to Clients because they would be very unlikely to have a material effect on prevailing market prices or because they clearly are not economically related to the securities to be purchased or sold or held by a Client or (b) as not representing any danger of the abuses proscribed by Rule 17j-1 under the 1940 Act; and

(viii)	purchases or sales of Covered Securities that are not eligible for purchase or sale by Clients.

Access Person should refer to Section 3 - Reporting Requirements as exempted transactions for purposes of paragraph (b) above may still apply.

(d)	Prohibition on Short-Term Trading in Shares of the Funds. No Access Person shall sell any shares of a Fund if such Access Person directly or indirectly acquired Beneficial Interest in such shares (excluding the acquisition of shares pursuant to an Automatic Investment Plan or as part of an automatic dividend reinvestment plan) within the previous 30 days; provided, however, that the Compliance Officer may approve the sale if the Compliance Officer concludes that the transaction would not cause a material conflict of interest or operate to the detriment or disadvantage of the Funds. Any such approval by the Compliance Officer will be documented in writing and reported to the Funds’ Board of Trustees at the next regular meeting of the Board.

(e)	Prior Approval of Certain Transactions by Investment Personnel. No Investment Personnel may directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering unless the person obtains prior written approval of the transaction from the Compliance Officer (“Prior Approval”). The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would not cause a material conflict of interest with a Client or operate to the detriment or disadvantage of a Client. A request for Prior Approval must be made by completing the Prior Approval Form (in the sample form attached as Exhibit B) and submitting it to the Compliance Officer.

(f)	Transactions in Shares of the Funds by Investment Personnel. Investment Personnel must submit orders for the purchase or sale of shares of a Fund between 4:00 p.m. (Eastern time) on any business day of the Fund and 9:00 a.m. (Eastern time) on the following business day unless the order includes express instructions to process the purchase or sale of shares on the following business day.

(g)	Undue Influence: Disclosure of Personal Interest. No Access Person shall cause or attempt to cause any Client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person. No Access Person shall cause or recommend any securities transaction for a Client without having disclosed to the Compliance Officer his or her interest, if any, in such securities or the issuer thereof, including, without limitation, (i) his or her Beneficial Ownership of any securities of the issuer, (ii) any position with the issuer or its affiliates, (iii) any family member’s Beneficial Ownership of any securities of the issuer or position with the issuer or its affiliates of which the Access Person is aware, and (iv) any present or proposed business relationship between the issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other hand. The Compliance Officer may approve a transaction of the type described in this paragraph if the Compliance Officer concludes that the transaction would not cause a material conflict of interest with a Client or operate to the detriment or disadvantage of a Client.

(h)	Corporate Opportunities. All Access Persons are expressly prohibited from taking personal advantage of any opportunity properly belonging to a Client.

(i)	Confidentiality. Except as required in the normal course of carrying out an Access Person’s business responsibilities, Access Persons are prohibited from revealing information relating to the investment intentions or activities of any Client or securities that are being considered for purchase or sale for any Client.

SECTION 3. REPORTING REQUIREMENTS

These reporting requirements are for the purpose of providing Hussman’s Compliance Officer with appropriate information to determine with reasonable assurance whether Access Persons are observing this Code.

(a)	Unless excepted under paragraph (b) of this section, every Access Person must make the following reports to the Compliance Officer. Each report must be dated on the day that the report is submitted to the Compliance Officer. An Access Person may include a statement that the information in the report shall not be deemed an admission that the Access Person has Beneficial Ownership of any Covered Security to which the report relates.

(i)	Initial Holdings Reports. No later than 10 days after a person becomes an Access Person, the Access Person must submit the following information.

●	The title, number of shares, and principal amount of each Covered Security in which the Access Person has Beneficial Ownership when the person became an Access Person; and

●	As of the date the person became an Access Person, the name of any broker, dealer, or bank which maintains an account in which any Covered Securities of which the Access Person has Beneficial Ownership were held.

(ii)	Transaction Reports. All Access Persons are required to file with the Compliance Officer, no later than 10 days after the end of each calendar quarter, a report of all personal transactions in Covered Securities for that quarter. The form attached as Exhibit C shall be used for this purpose. An Access Person need not make these reports if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer with respect to the Access Person in the required time period, if all of the information required by the form attached as Exhibit C is contained in the broker trade confirmations or account statements or in the records of the Funds or Hussman. If requested, the Compliance Officer will submit personal transaction reports to the Compliance Officer of Hussman Investment Trust.

(iii)	Annual Holdings Reports. On an annual basis, not later than January 30 of each year, an Access Person shall file with the Compliance Officer, in the form attached as Exhibit D, a certification of compliance with this Code, which report shall also include the following information (current as of a date no more than 30 days before the report is submitted):

●	The title, number of shares, and principal amount of each Covered Security in which the Access Person had Beneficial Ownership; and

●	The name of any broker, dealer or bank which maintains an account in which any Covered Securities of which the Access Person has Beneficial Ownership are held.

If requested, the Compliance Officer will submit the Annual Holdings Reports to the Compliance Officer of Hussman Investment Trust.

(b)	Exceptions from Reporting Requirements. An Access Person need not make a report under paragraph (a) of this section for transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or Control (i.e. passively managed accounts managed on your behalf by a professional asset management firm if employee does not suggest or direct particular purchases or sales of securities or provide direction as to the particular allocation of investments in the accounts).

SECTION 4. ADMINISTRATION OF THE CODE

(a)	Notification Of Access Persons. The Compliance Officer shall identify all Access Persons and inform them of this Code and their reporting requirements under this Code. Each Access Person shall be required to acknowledge in writing, in the form attached as Exhibit E, that he or she has received a copy of, has read and fully understands and will comply with, this Code.

(b)	Review and Report to Hussman. The Compliance Officer shall review the reports required under this Code and shall report violations of the Code at least quarterly to the President of Hussman and to the Funds.

(c)	Sanctions. Upon discovering a violation of this Code, Hussman may impose any sanctions that it deems appropriate, including, among other things, a letter of censure, or suspension or termination of the employment of the violator.

(d)	Report to Board. At least annually, the Compliance Officer must furnish to the Funds’ Board of Trustees a written report that describes any issues arising under the Code, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations.

SECTION 5. MAINTENANCE OF RECORDS

(a)	Hussman shall maintain and cause to be maintained in an easily accessible place a copy of this Code and any other Code that has at any time within the past 5 years been in effect.

(b)	Hussman also shall maintain and cause to be maintained:

(i)	A record of any violation of this Code and of any action taken as a result of the violation in an easily accessible place for at least 5 years following the end of the fiscal year in which the violation occurred.

(ii)	A copy of each report made by an Access Person for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

(iii)	A record of all persons who, currently or within the past five years, are or were Compliance Officers and Access Persons required to make reports under this Code.

(iv)	A copy of each report made to the Funds’ Board of Trustees under this Code for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(v)	A record of the approval of, and rationale supporting, any direct or indirect acquisition by Investment Personnel of an Initial Public Offering or a Limited Offering for at least five years after the end of the fiscal year in which approval is granted.

EXHIBIT A

VERIFICATION FORM

I am an Access Person of Hussman Strategic Advisors, Inc. (“Hussman”), as defined in Hussman’s Code of Ethics. I plan to execute a personal trade in the covered securities of ________________ (the “Securities”). As required by the Code, I understand that I must wait two full business days after the last purchase or sale of a security by or on behalf of a Client (as defined in the Code) before executing a personal trade in the same security. This is to request verification that no trading in the Securities by or on behalf of a Client has either occurred in the two business days before                       , 20     or is anticipated in the next two business days. I acknowledge that, if so verified, the approval of the Compliance Officer is valid only for trades executed on the same date as the verification is issued.

[Signature of Access Person]

VERIFICATION

Compliance Officer

Date:

EXHIBIT B

PRIOR APPROVAL FORM

I am a person that falls within the category of Investment Personnel in the Code of Ethics of Hussman Strategic Advisors, Inc. I plan to invest in [describe offering], which is, under the Code, an [Initial Public Offering or Limited Offering, as applicable]. As required by the Code, I understand that I must obtain prior written approval of this investment to avoid causing any material conflict of interest with a Client (as defined in the Code) or detriment or disadvantage to a Client. If you conclude that there is no material conflict of interest with Clients and no detriment or disadvantage to Clients as a result of this investment, please indicate your prior approval of this investment by signing below.

Title:
Date:

APPROVAL

Compliance Officer Date:

EXHIBIT C

Personal Securities Transaction Report

Name (please print)	Quarter Ending

INSTRUCTIONS: Record all transactions in covered securities that you are required to report pursuant to the Code of Ethics during the quarter indicated above. To indicate no transactions, the word “NONE” must appear. This form must be returned within 10 calendar days after the close of the quarter.

Date	Purchase/Sale/ Other	Number of Shares/ Principal Amount	Title of Security	Price	Broker/Dealer/Bank

Please disclose below any account that was opened with a broker, dealer or bank during the quarter covered by this report in which covered securities in which you have direct or indirect beneficial ownership were, are or may be held. If a passively managed account, managed on your behalf by a professional asset management firm, disclosure is not required.

Account Registration	Broker/Dealer/Bank	Account No.	Date Established

I certify that the transactions listed above represent all transactions during the quarter that are required to be reported by me pursuant to the Code of Ethics and that no accounts in which covered securities in which I have direct or indirect beneficial ownership were, are or may be held were opened during the quarter with a broker, dealer or bank other than indicated above.

For passively managed accounts managed on my behalf by a professional management firm, I certify that I did not suggest or direct particular purchases or sales of securities or provide direction as to the particular allocation of investments in the accounts during the quarter.

Signature of Access Person	Approved

Date of Filing	Date Approved

EXHIBIT D

ANNUAL HOLDINGS REPORT

December 31, 20____

Name (please print)

INSTRUCTIONS: Record holdings, as of December 31, 20___, in all covered securities in which you had any direct or indirect beneficial ownership (other than such securities held in any account as to which you have been excepted from reporting requirement of the Code of Ethics by the Chief Compliance Officer). This form must be returned by January 30, 20___.

Title of Security	Number of Shares/ Principal Amount

Please disclose below each account with a broker, dealer or bank in which covered securities in which you have direct or indirect beneficial ownership were held as of December 31, 20__. If a passively managed account, managed on your behalf by a professional asset management firm, disclosure is not required if you do not intend to suggest or direct particular purchases or sales of securities or provide direction as to the particular allocation of investments in the accounts during the year.

Account Registration	Broker/Dealer/Bank	Account Number

By signing below, I certify that the securities listed above reflect all covered securities in which I had any direct or indirect beneficial ownership that I am required to report pursuant to the Code of Ethics, and that the accounts listed above reflect all accounts maintained with any broker, dealer or bank in which I had any direct or indirect beneficial ownership of covered securities as of the date listed above. I further certify that I have read and fully understand the Code of Ethics of Hussman Strategic Advisors, Inc. and have complied in all respects with the Code of Ethics during the year ended December 31, 20 .

Signature of Access Person	Approved

Date of Filing	Date Approved

EXHIBIT E

CODE OF ETHICS

CERTIFICATE OF

COMPLIANCE

As an Access Person as defined in the Code of Ethics of Hussman Strategic Advisors, Inc. adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Code”), I hereby certify that I have received and have read and fully understand the Code, and I recognize that I am subject to the Code. I further certify that I will comply with the requirements of the Code and will disclose and report all personal securities holdings required to be disclosed or reported pursuant to the requirements of the Code.

Signature

Name (Please Print)

Date